Exhibit 99.1

Universal Compression Holdings,
4444 Brittmoore Road
Houston, Texas 77041
NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations and Planning

713-335-7460

FOR IMMEDIATE RELEASE

Monday, March 31, 2003

Universal Compression Appoints J. Michael Anderson

Senior Vice President and Chief Financial Officer

HOUSTON, TX — March 31, 2003 — Universal Compression Holdings, Inc. (NYSE: UCO) today announced the appointment of J. Michael Anderson as Senior Vice President and Chief Financial Officer.  Mr. Anderson will serve in the position previously held by Richard W. FitzGerald, who has left the company to pursue other interests.

Prior to joining Universal, Mr. Anderson held various positions with Azurix Corp., primarily as the company’s Chief Financial Officer and, most recently, as Chairman and Chief Executive Officer.  Previously, Mr. Anderson spent ten years in the Global Investment Banking group of JPMorgan Chase & Co.

“Universal has greatly benefited from Rich’s contributions,” said Stephen A. Snider, Universal Compression’s President and Chief Executive Officer.  “During Rich’s tenure, we significantly expanded our operations, funding our growth through a combination of equity and well-structured debt, while maintaining a disciplined capital structure and program.  We wish Rich every success in his future endeavors.”

“At the same time, we are excited to have Michael join the Universal team,” Snider continued.  “He brings a strong strategic, financial and investment banking background, and we look forward to working with Michael as we continue to grow our company.”

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services, integration of acquisitions and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.